Cooper Standard Reports Strong Second Quarter 2015 Results on
Margin Improvement in North America and Europe

Second Quarter 2015 Highlights

•	Net income totaled $36.5 million or $1.98 per diluted share

•	Adjusted EBITDA totaled $97.0 million or 11.3 percent of sales, up 60 basis points

•	Excluding the impact of foreign currency exchange rates, adjusted EBITDA was $107.0 million

•	Guidance improved for 2015
NOVI, Mich., July 30, 2015 -- Cooper-Standard Holdings Inc. (NYSE: CPS), the parent company of Cooper Standard Automotive, today reported net income of $36.5 million, or $1.98 per diluted share, and adjusted EBITDA of $97.0 million on sales of $860.8 million for the second quarter of 2015. These results compare to net income of $13.2 million or $0.72 per diluted share and adjusted EBITDA of $91.8 million on sales of $857.6 million in the second quarter of 2014.

“Our second quarter results represent another solid step toward achieving our 2015 objectives. In terms of adjusted EBITDA margin, it was our best quarter in more than three years,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “We are particularly pleased with the continued strong performance in our North American operations, the margin improvements we are making within our European operations and our profitable growth in Asia. In addition, our increased focus on cash generation is driving positive change that is enhancing our ability to improve shareholder value going forward.”

Net income of $36.5 million for the second quarter of 2015 included after tax amounts of a $2.6 million gain related to the acquisition of Huayu-Cooper Standard Sealing Systems Co. (Shenya) (see Note 1) and $7.0 million in restructuring expense. Net income of $13.2 million in the second quarter of 2014 included after tax amounts of $18.8 million of loss on extinguishment of debt and $3.7 million in restructuring expense. Excluding these items, adjusted net income for the second quarter of 2015 was $40.9 million or $2.22 per diluted share, up 14.4 percent when compared to adjusted net income of $35.7 million or $1.94 per diluted share in the second quarter of 2014.

For the first six months of 2015, the Company reported net income of $57.5 million, or $3.14 per diluted share, and adjusted EBITDA of $177.7 million on sales of $1.66 billion. By comparison, the Company reported net income of $32.9 million, or $1.82 per diluted share, and adjusted EBITDA of $172.3 million on sales of $1.70 billion in the first six months of 2014. The Company’s adjusted EBITDA margin for the first half of 2015 was 10.7 percent compared to 10.2 percent in the first half of 2014. Excluding the impact of foreign currency exchange rates, adjusted EBITDA in the first half of 2015 was $196.0 million or 10.8 percent of sales.

Operational Overview

Consolidated

Second quarter 2015 sales increased by $3.2 million or 0.4 percent compared to the second quarter of 2014. The year-over-year variance is largely attributable to favorable volume and mix and additional revenue from the Shenya acquisition, partially offset by an $85.3 million impact from unfavorable foreign currency exchange rates. Excluding the impact from foreign currency exchange rates, sales in the second quarter 2015 were $946.1 million, an increase of 10.3 percent over the second quarter of 2014.

Second quarter adjusted EBITDA increased by $5.2 million or 5.7 percent compared to the second quarter of 2014. The year-over-year variance is primarily attributable to improvements in operating efficiency, favorable volume and mix, and lower raw material costs. These favorable items were partially offset by wage increases, unfavorable price adjustments and a $10.0 million negative impact from unfavorable foreign currency exchange rates. Excluding the impact from foreign currency exchange rates, adjusted EBITDA was $107.0 million.

North America

Cooper Standard’s North America segment reported sales of $453.5 million in the second quarter of 2015 compared to $452.2 million in the second quarter of 2014. The increase was attributable to improved volume and mix offset primarily by the impact of foreign currency exchange rates and unfavorable price adjustments. Excluding the impact of exchange rates, North America segment sales were $463.7 million, an increase of $11.5 million or 2.5 percent higher than the second quarter of 2014.

North America segment profit was $55.6 million, or 12.3 percent of sales, in the second quarter of 2015. This compared to segment profit of $36.5 million, in the second quarter of 2014, which included $13.5 million in allocated loss on extinguishment of debt. Excluding the allocated loss on extinguishment of debt, segment profit was $49.9 million or 11.0 percent of sales in the second quarter of 2014. The 130 basis point improvement was driven primarily by improved volume and mix, gains in operating efficiencies and lower material costs partially offset by the impact of price adjustments, wage increases and unfavorable foreign currency exchange rates.

Europe

Cooper Standard’s Europe segment reported sales of $270.3 million in the second quarter of 2015 compared to $305.7 million in the second quarter of 2014. The decrease was attributable to unfavorable foreign currency exchange rates, partially offset by improvements in volume and product mix. Excluding the impact of foreign currency exchange rates, Europe segment sales were $335.0 million for the quarter, up 9.6 percent versus the prior year period.

Europe segment profit was $2.8 million in the second quarter of 2015, compared to a loss of $12.9 million in the second quarter 2014. Segment profit included restructuring expense of $6.1 million and a $2.6 million gain related to the acquisition of Shenya. Segment profit in the second quarter of 2014 included $3.5 million of restructuring expense and $10.9 million in allocated loss on extinguishment of debt. Excluding these items, Europe segment profit was $6.3 million in the second quarter of 2015 compared to $1.5 million in the second quarter of 2014. The improvement was attributable to operating efficiencies, lower material costs, higher sales volume and favorable product mix. These positive factors were partially offset by unfavorable foreign currency exchange rates and price adjustments.

Asia Pacific

Cooper Standard’s Asia Pacific segment reported sales of $111.9 million in the second quarter of 2015, an increase of 92.1 percent compared to $58.2 million in the second quarter of 2014. The year-over-year variance is largely attributable to the consolidation of the revenue from the Shenya acquisition and improved volume and mix. Excluding growth from acquisitions, sales in the Asia Pacific segment increased $11.1 million in the quarter, representing a solid 19.7 percent organic growth rate.
Asia Pacific segment profit was $2.0 million in the second quarter of 2015, compared to a loss of $0.6 million in the second quarter 2014. The year-over-year change was primarily the result of $3.6 million in allocated loss on extinguishment of debt included in the second quarter of 2014, improved volume and mix and lower raw material costs offset by higher depreciation, amortization and SGA&E expense.

South America

Cooper Standard’s South America segment reported sales of $25.1 million in the second quarter of 2015 compared to $41.4 million in the second quarter of 2014. The decrease was attributable to unfavorable foreign currency exchange rates and lower overall vehicle production in Brazil.

Primarily as a result of lower sales, the South America segment incurred a segment loss of $7.5 million in the second quarter of 2015 compared to a loss of $4.3 million in the second quarter of 2014.

Liquidity and Capital Resources

At June 30, 2015, Cooper Standard had cash and cash equivalents totaling $204.8 million, compared to $194.4 million at the end of the first quarter 2015 and $267.3 million at December 31, 2014. The sequential quarterly increase was driven by improved cash from operations and an intensified focus on capital spending and working capital. The cash balance decline in the first six months of the year is due primarily to seasonal changes in working capital and $34.4 million in cash payments made in connection with the acquisition of Shenya. In addition to its cash and cash equivalents, the Company had $146.9 million available under its senior amended asset-based revolving credit facility (“ABL”) for total liquidity of $351.7 million at June 30, 2015.

Total debt at June 30, 2015 was $803.7 million compared to $785.9 million at December 31, 2014. Cooper Standard’s total debt-to-book capitalization ratio was 57.6 percent at June 30, 2015 compared to

58.9 percent at December 31, 2014. Cooper Standard’s net debt-to-book capitalization ratio was 42.9 percent at June 30, 2015.

Outlook

The Company has reaffirmed or revised its 2015 full year outlook as follows:

	Previous Guidance 7-May-15	Revised Guidance 30-Jul-15
Consolidated Sales	$3.3 - $3.4 billion	Unchanged
Capital Expenditures	$185 - $200 million	$175 - $185 million
Cash Restructuring	$30 - $40 million	$25 - $35 million
Cash Taxes	$45 - $55 million	$40 - $50 million
Adj. EBITDA Margin	50 – 75 bps improvement vs. 2014	75 – 100 bps improvement vs. 2014
Key Assumptions
NA Production	17.4 million units	Unchanged
European Production	20.3 million units	Unchanged
Avg. Full Year FX rates
Euro	1 EUR = $1.12 USD	1 EUR = $1.11 USD
Canadian Dollar	1 CAD = $0.80 USD	Unchanged

Conference Call Details

Cooper Standard management will host a conference call and webcast on July 31 at 9 a.m. ET to discuss its second quarter 2015 results, provide a general business update and respond to investor questions.

An interactive webcast will also be available by clicking here.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 87673327 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

A replay of the conference call and webcast will be available on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing, fuel and brake delivery, fluid transfer and anti-vibration systems. Cooper Standard employs more than 27,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

There are a number of risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements contained in this announcement. Important factors that could cause the Company's actual results to differ materially from the forward-looking statements made herein include, but are not limited to: prolonged or material contractions in automotive sales and production volumes; the Company's liquidity; the viability of the Company's supply base and the financial conditions of the Company's customers; loss of large customers or significant platforms; foreign currency exchange rate fluctuations; the Company’s substantial indebtedness; the Company's ability to obtain financing in the future; ability to generate sufficient cash to service all of the Company's indebtedness; operating and financial restrictions imposed on the Company by the credit agreements governing the Company’s Term Loan Facility and Senior ABL facility; underfunding of pension plans; availability and increasing volatility in costs of manufactured components and raw materials; escalating pricing pressures; the Company's ability to meet significant increases in demand; the Company's ability to successfully compete in the automotive parts industry; risks associated with the Company's non-U.S. operations; ability to control the operations of the Company's joint ventures for the Company’s sole benefit; effectiveness of continuous improvement programs and other cost savings plans; product liability, warranty and recall claims that may be brought against the Company; work stoppages or other labor conditions; natural disasters; ability to meet the Company's customers' needs for new and improved products on a timely or cost-effective basis; the possibility that the Company's acquisition strategy may not be successful; the ability of the Company's intellectual property portfolio to withstand legal challenges; a disruption in, or the inability to successfully implement upgrades to, the Company's information technology systems; compliance with environmental, health and safety laws and other laws and regulations; the volatility of the Company's annual effective tax rate; significant changes in discount rates and the actual return on pension assets; the possibility of future impairment charges to the Company's goodwill and long-lived assets; the concentration of stock ownership which may allow a few owners to exert significant control over the Company; stock volatility; and dependence on the Company's subsidiaries for cash to satisfy the obligations of the holding Company.
CPS_F

Contact for Analysts:

Roger Hendriksen
Cooper Standard
(248) 596-6465
roger.hendriksen@cooperstandard.com

Contact for Media:
Sharon Wenzl
Cooper Standard
(248) 596-6211
sswenzl@cooperstandard.com

Related notes and financial statements follow:

Note 1:

In the first quarter of 2015, the Company completed the acquisition of an additional 47.5 percent of Shenya for cash consideration of $59.3 million. The Company now owns 95 percent of Shenya. The business acquired in the transaction is operated from Shenya’s manufacturing locations in China. Shenya primarily supplies sealing systems and components to the automotive industry. This acquisition is directly aligned with the Company’s growth strategy by strengthening important customer relationships in the automotive sealing systems market. This acquisition was accounted for under ASC 805, “Business Combinations,” and the results of operations of Shenya are included in the Company’s consolidated financial statements from the date of acquisition, February 27, 2015.
Prior to the acquisition, the Company held a 47.5 percent unconsolidated equity interest in Shenya. The fair value of the equity interest prior to the date of acquisition was $41.4 million, resulting in a gain of $14.2 million recorded in other income, net for the six months ended June 30, 2015, of which $2.6 million was recorded in the three months ended June 30, 2015. The gain was recorded in the results of our Europe segment as the previously owned equity interest was legally held by one of our Europe entities.

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
Sales	$857,553	$860,821	$1,695,159	$1,660,871
Cost of products sold	711,444	706,863	1,414,791	1,376,041
Gross profit	146,109	153,958	280,368	284,830
Selling, administration & engineering expenses	81,873	84,079	161,244	160,390
Amortization of intangibles	3,997	3,672	8,433	7,220
Restructuring	3,756	7,429	6,845	26,269
Operating profit	56,483	58,778	103,846	90,951
Interest expense, net of interest income	(10,919)	(9,268)	(25,927)	(18,425)
Equity earnings	1,745	1,355	2,981	3,131
Other income (expense), net	(28,633)	2,111	(28,803)	13,188
Income before income taxes	18,676	52,976	52,097	88,845
Income tax expense	4,424	16,442	16,488	31,183
Net income	14,252	36,534	35,609	57,662
Net income attributable to noncontrolling interests	(1,058)	(38)	(2,680)	(179)
Net income attributable to Cooper-Standard Holdings Inc.	$13,194	$36,496	$32,929	$57,483

Earnings per share:
Basic	$0.78	$2.14	$1.96	$3.37
Diluted	$0.72	$1.98	$1.82	$3.14

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	December 31, 2014	June 30, 2015
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$267,270	$204,810
Accounts receivable, net	377,032	468,502
Tooling receivable	124,015	145,334
Inventories	166,531	182,840
Prepaid expenses	25,626	34,842
Other	93,524	76,244
Total current assets	1,053,998	1,112,572
Property, plant and equipment, net	716,013	785,322
Goodwill	135,169	151,978
Intangibles, net	82,309	80,308
Deferred tax assets	41,059	43,921
Other assets	104,219	86,659
Total assets	$2,132,767	$2,260,760

Liabilities and Equity
Current liabilities:
Debt payable within one year	$36,789	$60,259
Accounts payable	322,422	347,246
Payroll liabilities	94,986	120,392
Accrued liabilities	75,005	101,994
Total current liabilities	529,202	629,891
Long-term debt	749,085	743,445
Pension benefits	191,805	178,159
Postretirement benefits other than pensions	60,287	58,595
Deferred tax liabilities	5,001	17,497
Other liabilities	44,692	42,014
Total liabilities	1,580,072	1,669,601
Redeemable noncontrolling interest	3,981	—
7% Cumulative participating convertible preferred stock, $0.001 par value, 10,000,000 shares authorized at December 31, 2014, and June 30, 2015; no shares issued and outstanding	—	—
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized at December 31, 2014 and June 30, 2015; 18,685,634 shares issued and 17,039,328 outstanding at December 31, 2014 and 18,919,531 shares issued and 17,273,225 outstanding at June 30, 2015	17	17
Additional paid-in capital	492,959	504,022
Retained earnings	195,233	252,473
Accumulated other comprehensive loss	(139,243)	(177,346)
Total Cooper-Standard Holdings Inc. equity	548,966	579,166
Noncontrolling interests	(252)	11,993
Total equity	548,714	591,159
Total liabilities and equity	$2,132,767	$2,260,760

Non-GAAP Measures

EBITDA and adjusted EBITDA are measures not recognized under Generally Accepted Accounting Principles in the United States (U.S. GAAP) which exclude certain non-cash and non-recurring items. Management considers EBITDA and adjusted EBITDA as key indicators of the Company's operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company's performance. Adjusted EBITDA is defined as net income adjusted to exclude income tax expense, interest expense net of interest income, depreciation and amortization, and certain unusual, non-operating, non-cash or non-recurring items that management considers to be outside the scope of the Company's core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income (loss), operating income, cash flow from operating activities or any other performance measure derived in accordance with U.S. GAAP. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard's future results will be unaffected by unusual or non-recurring items.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA

The following table provides reconciliation of EBITDA and adjusted EBITDA to net income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
	(dollar amounts in millions)
Net income attributable to Cooper-Standard Holdings Inc.	$13.2	$36.5	$32.9	$57.5
Income tax expense	4.4	16.4	16.5	31.2
Interest expense, net of interest income	10.9	9.3	25.9	18.4
Depreciation and amortization	28.5	29.4	56.8	56.0
EBITDA	$57.0	$91.6	$132.1	$163.1
Gain on acquisition (1)	—	(2.6)	—	(14.2)
Loss on extinguishment of debt (2)	30.3	—	30.5	—
Restructuring (3)	3.8	7.4	6.7	26.2
Inventory write-up (4)	—	—	—	1.4
Stock-based compensation (5)	0.7	—	2.8	—
Acquisition costs	—	0.4	—	1.0
Other	—	0.2	0.2	0.2
Adjusted EBITDA	$91.8	$97.0	$172.3	$177.7

(1) Gain on remeasurement of previously held equity in Shenya.
(2) Loss on extinguishment of debt relating to the repurchase of our Senior Notes and Senior PIK Toggle Notes.
(3) Includes non-cash restructuring and is net of non-controlling interest.
(4) Write-up of inventory to fair value for the Shenya acquisition.
(5) Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

Net Income and Adjusted Net Income
The following table provides reconciliation of net income to adjusted net income:
(Dollar amounts in thousands except per share amounts)

	Three Months Ended June 30,
	2014	2015
Net income attributable to Cooper-Standard Holdings Inc.	$13,194	$36,496
Restructuring expense (net of tax)	3,726	6,968
Loss on extinguishment of debt (net of tax)	18,779	—
Gain on acquisition (net of tax)	—	(2,577)
Adjusted net income	$35,699	$40,887

Adjusted Earnings per share:
Basic	$2.11	$2.39
Diluted	$1.94	$2.22